As filed with the Securities and Exchange Commission on February 14, 2005

Securities Act File No. 333-122042

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 /X/

Pre-Effective Amendment No. 1 /X/

Post-Effective Amendment No. /    /

PIMCO VARIABLE INSURANCE TRUST

(Exact Name of Registrant as Specified in Charter)

840 Newport Drive, Newport Beach, CA 92660

(Address of Principal Executive Offices) (Zip Code)

(949) 720-4700

(Registrant’s Area Code and Telephone Number)

Robert W. Helm, Esq. Dechert LLP 1775 I Street, N.W. Washington, D.C. 20006	R. Wesley Burns Pacific Investment Management Company 840 Newport Center Drive Newport Beach, California 92660

(Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering:

As soon as practicable after this Registration Statement becomes effective.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

PIMCO VARIABLE INSURANCE TRUST

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement consists of the following papers and documents:

•	Cover Sheet
•	Contents of Registration Statement
•	Explanatory Note
•	Signature Page

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 for PIMCO Variable Insurance Trust (“Registrant”) incorporates by reference Registrant’s Part A, Part B and Part C contained in the Registrant’s Registration Statement on Form N-14 which was filed with the Securities and Exchange Commission on January 14, 2004. This Pre-Effective Amendment is being filed for the sole purpose of delaying the effectiveness of the Registration Statement under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, D.C. on the 14th day of February, 2005.

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ ROBERT W. HELM
Robert W. Helm, as attorney-in-fact*

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
	Trustee and Chairman	February 14, 2005
Brent R. Harris*
	President and Chief Executive Officer	February 14, 2005
R. Wesley Burns*
	Trustee	February 14, 2005
E. Phillip Cannon*
	Trustee	February 14, 2005
Vern O. Curtis*
	Trustee	February 14, 2005
J. Michael Hagan*

*By:	/s/ ROBERT W. HELM
Robert W. Helm Attorney-in-Fact*

*	Executed pursuant to powers of attorney.